Exhibit 10.42 Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

www.gtc-bio.com

SERVICES AGREEMENT

THESE TERMS AND CONDITIONS are agreed to as of this 16th day of July, 2009 (the “Effective Date”) by and between GTC Biotherapeutics, Inc., a Massachusetts corporation with a business address at 175 Crossing Boulevard, Framingham, Massachusetts 01702 (“GTC”) and LFB Biotechnologies S.A.S. a Sociétée par Actions Simplifiée, having offices at 3, avenue des Tropiques, es Ulis, 91940 Courtaboeuf, France (“LFB”). GTC and LFB are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

1.	BACKGROUND

GTC and LFB have agreed on terms and conditions, pursuant to which GTC will provide certain services for LFB’s benefit

2.	CERTAIN MANAGEMENT RELATED SERVICES

This Agreement establishes all of the terms and conditions under which the GTC shall provide certain services to LFB (“Services”). In general it is expected that LFB will utilize the following resources of GTC:

2.1	Services

LFB may utilize the following functions at GTC (“Services”):

2.1.1	GTC’s purchasing of laboratory equipment and laboratory support

2.1.2	GTC’s Molecular Biology expertise and facilities

2.1.3	GTC’s Processing and Purification expertise and facilities

2.1.4	GTC’s Regulatory expertise

2.1.5	GTC’s Farm operations, including animal husbandry

2.1.6	GTC’s Program management expertise

2.1.7	GTC’s CMO (“Contract Manufacturing Organization”) management capabilities for the production of clinical and non-clinical material

2.1.8	GTC’s CRO (“Contract Research Organization”) management for clinical and non clinical studies (in part or full package including the audited final reports)

2.1.9	GTC’s capabilities in animal model development and animal in vivo studies

2.1.10	GTC’s capabilities in the of analytical and bio analytical development

2.2	Requisitioned Purchases

In the course of GTC’s provision of the Services LFB may requisition and GTC may arrange for the purchase of services or products from third parties, which are billed directly to GTC (“Requisitioned Purchases”). LFB shall reimburse GTC for the fully billed cost to GTC of any such Requisitioned Purchases.

2.3	Limitations on GTC’s Obligations

2.3.1	GTC need not make available, any Services to the extent that doing so would, in GTC’s sole judgment, unreasonably (i) interfere with the performance by any GTC employee of services for GTC or otherwise cause unreasonable burden to GTC, or (ii) interfere with the use of or access to by GTC of any equipment, office space or facility or otherwise cause unreasonable burden to GTC.

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

2.3.2

GTC shall have no obligation to provide Services other than those related to or arising out of or in connection with matters which GTC is in a position to provide by reason of past participation, involvement or familiarity with such matters and, in addition, which LFB has a reasonable requirement to obtain.

2.3.3	GTC shall not be required to hire any person that GTC would not otherwise hire to provide any of the Services.

3.	COMPENSATION AND BILLING

3.1	As compensation for the Services, LFB should be invoiced by GTC on the basis of actual costs with a mark up of ************. Actual costs are considered as actual external costs, and/or actual FTE costs. Actual FTE costs should be calculated and evidenced based upon time sheets and department overheads allocation details.

3.2	LFB shall be billed for the Services on a monthly basis and such amount billed shall be payable to GTC within thirty (30) days after the date of the invoice for such services

3.3	Out-of-Pocket Expenses

Except to the extent otherwise included in the cost of Services, GTC shall be entitled to receive from LFB upon the presentation of invoices therefore, payment for its reasonable out-of-pocket expenses incurred in providing such Services, including fees and costs incurred by outside parties or affiliates in the provision of Services

4.	TERM AND TERMINATION

This Agreement shall continue in effect for a period of three (3) years following the Effective Date (the “Initial Term”) and, thereafter, on a year-to-year basis unless terminated upon the occurrence of any one of the following:

4.1	Upon ninety (90) days’ written notice from LFB to GTC at any time during the Initial Term; or

4.2	Upon ninety (90) days’ written notice by either Party to the other Party following the Initial Term

5.	PROGRESS MEETINGS

The progress of the Services will be discussed during face to face meetings, to be held on an as needed bass. These meetings will be held at GTC’s office in Framingham, MA. All relevant personnel involved from each of the Parties will attend these meetings

6.	DEFINITIONS

In addition to the terms defined in the Agreement, the following terms have the meanings set forth below:

6.1

“Confidential Information” means any scientific, technical, trade or business information possessed, obtained by, developed for or given to GTC or LFB which is treated by GTC or LFB as confidential or proprietary including, without limitation, Research Materials (defined below), formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with companies and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of GTC or LFB, and any other confidential information about or belonging to GTC’s or LFB’s suppliers, licensers, licensees, partners, affiliates, customers, potential customers or others.

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

“Confidential Information” does not include information which

(a)	was known to GTC or LFB at the time it was disclosed, other than by previous disclosure by GTC or LFB, as evidenced by GTC’s or LFB’s written records at the time of disclosure;

(b)	is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement;

(c)	is lawfully and in good faith made available to GTC or LFB by a third party who did not derive it, directly or indirectly, from GTC or LFB; or

(d)	one of the Parties is legally obligated to do so by a court setting in having proper jurisdiction.

6.2	Examples of Confidential Information

For purposes of illustration, the Confidential Information may be contained in various media, including, without limitation, records of research data and observations, records and results of preclinical and clinical trials, patent applications, regulatory filings, computer programs, manuals, plans, drawings, designs, specifications, supply and customer lists, internal financial data and other documents and records of GTC or LFB, whether or not labeled or identified as “Confidential” or prepared in full or in part by GTC or LFB. If either Party shall be obligated to provide testimony or records regarding the other Party in any legal or administrative proceeding, then the other Party shall reimburse the Party providing such records and/or testimony, out-of-pocket costs therefore plus an hourly fee for its employees or representatives equal to the internal fully burdened cost to GTC or such employee or representative.

6.3	Research Materials include, without limitation, genes, DNA sequences, plasmids, vectors, expression systems, cells, cell lines, organisms, antibodies, biological substances, and any constituents, progeny, mutants, derivatives or replications thereof or therefrom, together with all reagents, chemical compounds or other materials developed by or furnished to GTC in connection with GTC’s rendering of the Services.

6.4	Intellectual Property include, without limitation, ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data, Research Materials and rights (whether or not protectable under state, federal, or foreign patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice or tangible medium by GTC or under its direction (solely or with others) during the Term and that

(a)	are developed by use of LFB’s equipment, facilities or intellectual property or at LFB’s expense, or

(b)	are directly related to the Services.

7.	RELATIONSHIP

9.1	Compliance with Policies and Regulations

In performing the Services, GTC shall comply with all business conduct, regulatory, and health and safety guidelines or regulations established by LFB or any governmental authority with respect to LFB’s business.

8.	PERSONNEL

8.1	GTC Responsibilities

GTC shall be solely responsible for any and all salaries, fees, state and federal taxes, withholding, FICA, worker’s compensation or other payments due in respect of the compensation paid to GTC by LFB or by GTC to any employee or agent employed by GTC.

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

8.2	Agreements with Personnel

GTC shall obtain agreements acceptable to LFB with all employees, companies and advisors who participate in rendering the Services which

(a)	impose confidentiality, noncompetition and nonsolicitation obligations on such personnel, and

(b)	effectively vest in GTC any and all rights which such personnel might otherwise have in the results of their work and are adequate to permit OTC to transfer such rights to LFB hereunder.

9.	OWNERSHIP OF INTELLECTUAL PROPERTY

9.1	Ownership by GTC

All Developments are “works made for hire” and shall remain the exclusive property of LFB. LFB may use or pursue them without restriction or additional compensation. Should any Intellectual Property be developed and/or any patent applications be filed, GTC will retain a non-terminable, fully paid up, non-transferable shop right to said Intellectual Property.

9.2	Prompt Disclosure

GTC shall promptly and fully disclose to LFB all Developments. GTC shall keep and maintain complete written records of all Developments and of all work or investigations done or carried out by GTC. These records shall be “works made for hire” and shall remain the exclusive property of LFB.

9.3	Assignment of Intellectual Property

GTC agrees to assign to LFB all of GTC’s right, title and interest in and to any Developments, with the exception of any shop right. During and after the Term, GTC will cooperate fully in obtaining patent and other proprietary protection for such Developments, all in the name of LFB and at LFB’s cost and expense, and, without limitation, shall execute and deliver all requested applications, assignments and other documents, and take such other measures as LFB shall reasonably request, in order to perfect and enforce LFB’s rights in the Developments. GTC appoints LFB and its attorney to execute and deliver any such documents on GTC’s behalf in the event GTC fails to do so.

10.	CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

10.1	Non-Disclosure of Confidential Information

GTC shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of LFB. GTC may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to LFB.

10.2	Non-Use of Confidential Information

GTC shall not directly or indirectly use any Confidential Information for GTC’s own benefit or for the benefit of any third party.

10.3	Physical Protection of Confidential Information

GTC shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information. GTC will not remove any Confidential Information or copies thereof from LFB’s premises except to the extent necessary to fulfill the Services, and then only with LFB’s prior consent.

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

10.4	Use of Name

Neither Party shall use the name of the other Party or the names of the employees of the other Party in any advertising or sales promotional material or in any publication without prior written permission of such Party.

10.5	Non-Solicitation

During the period of Services and for a period of one (1) year thereafter, neither Party shall solicit any person who is a Consultant or is employed by either Party or any affiliate or subsidiary of either Party to terminate such person’s employment by either Party, such affiliate or subsidiary. As used herein, the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or Consultant to terminate such person’s employment by or consultancy to either Party, affiliate or subsidiary.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Warranties by Each Party

Each Party warrants and represents to the other that:

(a)	that with regard to the information, data, or any other information disclosed under this Agreement that it has the right to disclose this information, whether considered Confidential Information or not, to the other Party for purposes of this Agreement,

(b)	it has the legal right and power to enter into this Agreement and to perform fully its obligations hereunder,

(c)	it possesses a right, title and interest in any proprietary information to be disclosed and that there is no litigation, action, claim, proceeding or governmental investigation pending or threatened which may have a materially adverse effect upon the activities and transactions contemplated by this Agreement,

(d)	that with regard to the information, data, or any other information being disclosed for purposes of this Agreement that any confidential information provided does not infringe or constitute wrongful use of a United States or foreign jurisdiction patent or trade secret right protected under the laws of the United Slates, any state in the United States, or any foreign jurisdiction, and that

(e)	it has not made, nor will it make any commitments to the other in conflict with or in derogation of such rights or this Agreement.

12.	MISCELLANEOUS

12.1	Independent Contractor

All Services will be rendered by GTC as an independent contractor and this Agreement does not create an employer-employee relationship or any agency relationship between LFB and GTC. GTC shall have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular LFB employees. GTC shall not in any way represent himself to be an employee, partner, joint venturer, agent or officer with or of LFB.

12.2	Insurance

GTC shall secure and maintain in full force and effect throughout the performance of the Services insurance for

(a)	Workman’s Compensation; and

(b)	General Liability having policy limits, deductibles and other terms appropriate to the conduct of GTC business in GIC’s sole and exclusive judgment.

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

12.3	Remedies/Indemnities

GTC undertakes to hold harmless, indemnify and defend LFB from and against any and all claims, damages (including loss of life), liability, costs and expense (including interest and professional fees) that may arise from GTC’s sole negligence or willful misconduct pursuant to this Agreement, issued tasks or any subsequent amendments thereto.

12.4	Service Warranty

GTC warrants to LFB that services provided hereunder will be performed in a workmanlike manner and will substantially conform to the agreed to specifications at the time of performance. Unless otherwise expressly agreed in writing by GTC, GTC warrants its services for a period of thirty (30) days from the date of performance of services to LFB or its designated receiver of the services. GTC does not warrant results or achievements of services and GTC is not responsible for the work or activity of any non-GTC employed personnel. GTC makes no other warranty, expressed or implied, with respect to the services.

12.5	Notices

Any notice required or permitted under this Agreement shall be sufficient if in writing and delivered personally or sent by registered or certified mail, if to GTC at:

GTC Biotherapeutics, Inc.

175 Crossing Boulevard, Suite 410

Framingham, MA 01702

Attn: Daniel S. Woloshen, Senior Vice President & General Counsel

or if to LFB at:

LFB Biotechnologies S.A.S.

3, avenue des Tropiques

Les Ulis, 91940 Courtaboeuf, France

Attn: Christian Béchon, President

12.6	Assignment

This Agreement is a personal services agreement, and the rights and obligations hereunder, may not be assigned or transferred by either Party without the prior written consent of the other Party, except that LFB may assign this Agreement to an affiliated company or in connection with the merger, consolidation or sale of all or substantially all of its assets.

12.7	Severability

In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement are held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

12.8	Force Majeure

Either Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, terrorist acts, or power failure, provided that such performance shall be excused only to the extend of and during such disability. Any time specified for completion of

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

performance of the Agreement falling due during or subsequent to the occurrence of any or such events shall be automatically extended for a period of time equal to the period of such disability. GTC will promptly notify LFB if, by reason of any of the events referred to herein, GTC is unable to meet any such time for performance specified in the Agreement. If any part of the Agreement is invalid as a result of such disability, GTC will, upon written request from LFB, but at LFB’s sole cost and expense, repeat that part of the Agreement affected by the disability.

12.9	Entire Agreement

This Agreement constitutes the entire agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between GTC and LFB.

12.10	No Modification

This Agreement may be changed only by a writing signed by both Parties.

12.11	Applicable Law

This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, LFB and GTC have signed this Agreement as of the Effective Date

GTC BIOTHERAPEUTICS, INC.	LFB BIOTECHNOLOGIES S.A.S.

By: /s/ Geoffrey F. Cox	By: /s/ Christian Béchon

Print Name: Geoffrey F. Cox	By: Christian Béchon

Title: Chairman/CEO	Title: CEO

Duly Authorized	Duly Authorized